EXHIBIT 99.1

Corvus Gold Announces Mother Lode Preliminary Economic Assessment Results for a Standalone Future Mining Expansion Project, in the Bullfrog Mining District, Nevada

Highlights:

Measured and Indicated: 1.55Mozs gold & 1.51Mozs silver
Inferred: 0.17Mozs gold 0.40Mozs of silver

Estimated Production Profile:

170,980 ounces per year gold and 79,600 ounces silver per year over 8 years
Total life of mine production of 1.38Mozs gold 0.64Mozs Silver
Life of mine strip ratio (waste to mineralized material): 3.7 to 1

Financial Results:

In USD	@$1,500 gold (base case)	@$1,900 gold
Total pre-tax cash flow	$564M, IRR 27%	$1,107M, IRR 49%
Total post-tax NPV5%	$303M, IRR 23%	$663M, IRR 42%
Payback	2.7 years	2.1 years
Cash Costs & AISC first 3 years	$613/oz Au & $677/oz Au (averaging ~204,000 ozs/yr)
Initial Capital	$406M	(inclusive of $63M of contingency)
Sustaining Capital	$44M

VANCOUVER, British Columbia, Oct. 07, 2020 (GLOBE NEWSWIRE) -- Corvus Gold Inc. (“Corvus” or the “Company”) - (TSX: KOR, NASDAQ: KOR) announces results for its Preliminary Economic Assessment (“PEA”) of the Company’s Mother Lode Project (MLP) in southwest Nevada (Figure 1). Results outline a potential large Nevada, standalone, mining project with attractive preliminary production and financial performance statistics. This project is expected to be the Company’s second and separate mine development target in a central location surrounded by other recent discoveries in the Bullfrog Mining District.

The initial PEA does not take into account any potential synergies and cost savings from having the North Bullfrog project approximately 10km’s away on the basis that the MLP is viewed as a 100% standalone property and development project, with its own timeline and infrastructure. The results indicate robust economics at a gold price of $1,500/oz with pre-tax free cash flow of USD $564M and post-tax NPV5% of USD $303M with an IRR of 23% and strong leverage for higher gold prices with a USD $1.11B pre-tax cash flow at $1,900 gold price and post-tax NPV5% of USD $663M with an IRR of 42% (Table 1). The Mother Lode Project may provide Corvus with a future production growth option to increase its gold production profile in the Bullfrog Mining District beyond its initial mining project at North Bullfrog. MLP could position Corvus for expanding organic production growth and possible further District consolidation of other assets.

The Mother Lode PEA is preliminary in nature, and includes inferred mineral resources that are considered too speculative geologically to have the economic considerations applied to them that would enable them to be categorized as mineral reserves, and there is no certainty that the PEA will be realized. Mineral resources that are not mineral reserves do not have demonstrated economic viability.

Table 1
Sensitivity Analysis for Preliminary Economic Assessment, Mother Lode (USD)

Gold Price ($/Oz)	Pre-Tax Free Cash Flow ($M)	Pre-Tax IRR	Post-Tax NPV @ 5% ($M)	Post-Tax IRR	Payback (Yrs)
$1,200	$173	6%	$41	8%	6.0
$1,400	$428	21%	$212	18%	3.0
$1,500 (base case)	$564	27%	$303	23%	2.7
$1,600	$699	33%	$394	28%	2.5
$1,800	$971	44%	$575	37%	2.2
$1,900	$1,106	49%	$663	42%	2.1
$2,000	$1,242	55%	$751	46%	2.0

Figure 1. Project location map and conceptual infrastructure layout for the Mother Lode Project area is available at https://www.globenewswire.com/NewsRoom/AttachmentNg/3086c5bf-971b-44c9-a15c-d5e22f510b1d

Jeffrey Pontius, President and CEO of Corvus states, “The results from our initial PEA study of the Mother Lode standalone project are encouraging. The potential projected annual gold production of over 200,000 ounces per year during the first 3 years is significant, especially as a new project, which could provide an increase to the Corvus Gold future production profile. The PEA demonstrates the preliminary potential for the project, on its own, to produce significant free cash flow and after tax NPV5%. Corvus now has a number of strategic alternatives available to it to drive shareholder value. Given the recent interest in the Bullfrog Gold District from multiple producing Companies with adjacent land packages, Corvus’ compelling and accretive projects and its commanding land position with what we believe is demonstrated high exploration potential, has positioned the Company to deliver increased shareholder value.”

The Mother Lode Project is modeled as a large, open-pit, with a biological oxidation mill to treat the higher-grade sulphide mineralization and a heap leach pad for treatment of oxide mineralization. The mining plan utilizes standard mining practices and has a production scale that is currently being used by many operating mines. The updated Mother Lode mineral resource estimate is shown in Table 5.

The new PEA study, which assumes a standalone project, also includes a number of other changes to the previously assumed concept for the combined Mother Lode-North Bullfrog project configuration which enhance the project that include:

  Employing biological oxidation (BiOx) to treat the MLP sulphide mineralization would increase gold recovery by 11%. Metallurgical testing of a stirred BiOx process on the MLP whole sulphide mineralization from Mother Lode demonstrated gold recoveries of 91-92% as compared to the previous testing on MLP flotation concentrate.
  Eliminating the need for the concentrator, oxygen plant and autoclave components of the previous plant concept simplified the plant conceptual design and would reduce the process plant capital cost.
  Ongoing work expanding Mother Lode resources in the CIZ area and the main Zone with ongoing work at improving the open-pit mining and development plans will enhance project economics.
  New experimental work on conducting the BiOx process in a heap is being tested as follow-up on past successful studies and could substantially cut operation and capital costs with the elimination of the mill circuit.

The PEA only includes drill results completed up until September 2020. In addition, Corvus will continue follow-up mineral resource expansion work and new discovery drilling on priority targets at both the North Bullfrog and Mother Lode properties through 2021.

Table 2
Select Estimated Statistics the PEA production Plan for the Mother Lode Project

LOM Production (Mill & Heap Leach)
		Heap Leach	Mill[1]	Total
Total Estimated Ozs of Mineralized Material Processed	Au	549,990	1,066,230	1,616,220
	Ag	1,066,510	939,650	2,006,160
Recovery (%)	Au	74%	91%	85%
	Ag	7%	60%	32%
Total Estimated Ozs from Mineralized Material Recoverable	Au	406,990	970,270	1,377,260
	Ag	74,660	563,790	638,450
Average Annual Gold Ozs Production		49,700[2]	121,280[2]	170,980[2]

1-Includes 5.1Mt of sulphide mineralized material mined at NBP
2-Includes impacts of timing adjustments for heap leach Au inventory

Table 3
Preliminary Economic Assessment – Mother Lode Project @ USD $1,500/oz Gold Price

	Parameter	Summary Data
	Pre-Tax Cash Flow; IRR	USD $564M; 27%
	Post-Tax NPV5%; IRR	USD $303M; 23%
	Overall Strip Ratio	3.7 to 1 (waste: process tonne)
	Cash Cost Years 1-3 (USD per produced Au ounce)	$613
	AISC Years 1-3 (USD per produced Au oz)	$677
	Year 1-8 Average Annual Gold Production	170,980 ounces
	Mine Life	8 years
	Total Gold Production	1,377,260 ounces
	Initial Capital Cost (USD)	$406M
	Sustaining Capital Cost (USD)	$44M
Average Mill Recovery[1] (%)	Au	91%
	Ag	60%
Average Heap Leach Recovery (%)	Au	74%
	Ag	7%
	Average Total Mining Rate[1] (t/day)	91,200
	Average Mineralization Mining Rate[1] (t/day)	19,600

1-8 year rate including capitalized mining in year -1.

Table 4
Resource Assumptions1 for Mother Lode Project PEA

Parameter	Unit	Heap Leach	Mill
Mining Cost	USD/total tonne	1.45	1.45
Au Cut-Off	g/tonne	0.06	0.44
Processing Cost	USD/process tonne	1.70	18.60
Au Recovery	%	74	91
Ag Recovery	%	10	60
Administrative Cost	USD/process tonne	0.50	0.50
Refining & Sales	USD/Au oz	5.00	5.00
Au Selling Price	USD/oz	1,500	1,500
Slope Angle	Degrees	55	55

1- Cost and recovery assumptions used in Whittle Pit Evaluations

Table 5
Mother Lode Project PEA Mineral Resource Summary (effective Sept. 20, 2020)
(pit constrained at $1,500/oz gold price)

	Mill Resource			Run of Mine Heap Leach
	(0.44 g/t Au cut-off grade)			(0.06 g/t Au cut-off grade)
Mineral Resource Category	Tonnes (M)	Gold (g/t)	Gold (kozs)	Tonnes (M)	Gold (g/t)	Gold (kozs)
Measured	7.31	1.19	280	17.01	0.39	211
Indicated	13.67	1.64	722	22.24	0.47	339
Total M & I	20.98	1.49	1,002	39.26	0.44	550
Inferred	2.88	0.90	83	6.98	0.40	90

	Mill Resource			Run of Mine Heap Leach
	(0.44 g/t Au cut-off grade)			(0.06 g/t Au cut-off grade)
Mineral Resource Category	Tonnes (M)	Silver (g/t)	Silver (kozs)	Tonnes (M)	Silver (g/t)	Silver (kozs)
Measured	7.31	0.76	179	17.01	0.98	713
Indicated	13.67	0.51	223	22.24	0.80	796
Total M & I	20.98	0.60	402	39.26	0.78	1,509
Inferred	2.88	1.77	164	6.98	1.26	399

Total Project Measured & Indicated ounces: 1.55Mozs Gold; 1.51 Mozs Silver
Total Project Inferred ounces: 0.17Mozs Gold;0.40 Mozs Silver

  See Cautionary Note to US Investors below
  The Mineral Resources above are effective as of September 20, 2020
  Mineral Resources that are not Mineral Reserves do not have demonstrated economic viability
  There are no known legal, political, environmental, or other risks that could materially affect the potential development of the Mineral Resources
  Assumes heap leach processing of disseminated oxidized mineralization
  Assumes BiOx mill processing of MLP sulphide mineralization
  Au Cut-Off - break-even grade derived from Whittle input parameters at USD $1,500 per ounce gold price

The Mother Lode PEA is preliminary in nature, and includes inferred mineral resources that are considered too speculative geologically to have the economic considerations applied to them that would enable them to be categorized as mineral reserves, and there is no certainty that the PEA will be realized. Mineral resources that are not mineral reserves do not have demonstrated economic viability

The National Instrument 43-101 – Standards of Disclosure for Mineral Projects (“NI 43-101”) technical report for the Mother Lode PEA and updates of the Mother Lode mineral resource estimate is expected to be filed on the Company’s Sedar profile by the end of the business day on November 20, 2020. For readers to fully understand the information in this news release, they should read the technical report in its entirety, including all qualifications, assumptions and exclusions that relate to the PEA. The technical report is intended to be read as a whole, and sections should not be read or relied upon out of context.

Qualified Person and Quality Control/Quality Assurance

Jeffrey A. Pontius (CPG 11044), a qualified person as defined by NI 43-101, has supervised the preparation of the scientific and technical information that forms the basis for this news release and has reviewed and approved the disclosure herein. Mr. Pontius is not independent of Corvus, as he is the CEO & President and holds common shares and incentive stock options.

Carl E. Brechtel, (Nevada PE 008744 and Registered Member 353000 of SME), a qualified person as defined by NI 43-101, has coordinated execution of the work outlined in this news release and has also reviewed and approved the disclosure herein. Mr. Brechtel is not independent of Corvus, as he is the COO and holds common shares and incentive stock options.

The work program at Mother Lode was designed and supervised by Mark Reischman, Corvus Gold’s Nevada Exploration Manager, who is responsible for all aspects of the work, including the quality control/quality assurance program. On-site personnel at the project log and track all samples prior to sealing and shipping. Quality control is monitored by the insertion of blind certified standard reference materials and blanks into each sample shipment. All mineral resource sample shipments are sealed and shipped to American Assay Laboratories (“AAL”) in Reno, Nevada, for preparation and assaying. AAL is independent of the Company. AAL’s quality system complies with the requirements for the International Standards ISO 9001:2000 and ISO 17025:1999. Analytical accuracy and precision are monitored by the analysis of reagent blanks, reference material and replicate samples. Finally, representative blind duplicate samples are forwarded to AAL and an ISO compliant third-party laboratory for additional quality control. Mr. Pontius, a qualified person, has verified the data underlying the information disclosed herein, including sampling, analytical and test data underlying the information by reviewing the reports of AAL, methodologies, results and all procedures undertaken for quality assurance and quality control in a manner consistent with industry practice, and all matters were consistent and accurate according to his professional judgement. There were no limitations on the verification process.

Mr. Scott E. Wilson, CPG (10965), Registered Member of SME (4025107) and President of Resource Development Associates Inc., is an independent consulting geologist specializing in Mineral Reserve and Resource calculation reporting, mining project analysis and due diligence evaluations.  He is acting as the Qualified Person, as defined in NI 43-101, and is the primary author of the Technical Report for the Mineral Resource estimate and has reviewed and approved the Mineral Resource estimate and the Preliminary Economic Assessment summarized in this news release.  Mr. Wilson has over 31 years of experience in surface mining, resource estimation and strategic mine planning. Mr. Wilson is independent of the Company under NI 43-101.

Mr. Wilson, a qualified person, has verified the data underlying the information disclosed herein, including sampling, analytical and test data underlying the information by reviewing the reports of AAL, methodologies, results and all procedures undertaken for quality assurance and quality control in a manner consistent with industry practice, and all matters were consistent and accurate according to his professional judgement.  There were no limitations on the verification process.

Metallurgical testing on North Bullfrog and Mother Lode samples has been performed by McClelland Analytical Services Laboratories Inc. of Sparks Nevada (“McClelland”), Resource Development Inc. of Wheatridge, CO (RDi) and Hazen Research Inc. of Golden, CO (HRi). McClelland is an ISO 17025 accredited facility that supplies quantitative chemical analysis in support of metallurgical, exploration and environmental testing using classic methods and modern analytical instrumentation. McClelland has met the requirements of the IAS Accreditations Criteria for Testing Laboratories (AC89), has demonstrated compliance with ANS/ISO/IEC Standard 17025:2005, General requirements for the competence of testing and calibration laboratories, and has been accredited, since November 12, 2012. Hazen Research Inc. (“Hazen”), an independent laboratory, has performed flotation, AAO testing and cyanide leach testing on samples of sulphide mineralization from the YellowJacket zone and Swale area of Sierra Blanca, and roasting tests on Mother Lode flotation concentrate. Hazen holds analytical certificates from state regulatory agencies and the US Environmental Protection Agency (the “EPA”). Hazen participates in performance evaluation studies to demonstrate competence and maintains a large stock of standard reference materials from the National Institute of Standards and Technology (NIST), the Canadian Centre for Mineral and Energy Technology (CANMET), the EPA and other sources. Hazen’s QA program has been developed for conformance to the applicable requirements and standards referenced in 10 CFR 830.120 subpart A quality assurance requirements, January 1, 2002. Resource Development Inc. is a state-of-the-art laboratory for metallic and industrial minerals filling a need for high quality, cost-effective, and timely technical services for the international mining industry.

About the Mother Lode Projects, Nevada

Corvus controls controls 483 federal unpatented mining claims on the Mother Lode project which totals approximately 38.6 km2 which it controls 100%.  The project has excellent infrastructure, being adjacent to a major highway and power corridor as well as a large water right.

About Corvus Gold Inc.

Corvus Gold Inc. is a North American gold exploration and development company, focused on its near-term gold-silver mining project at the North Bullfrog and Mother Lode Districts in Nevada. Corvus is committed to building shareholder value through new discoveries, expansion of its projects and the production of gold to maximize share price leverage in an advancing gold and silver market.

On behalf of
Corvus Gold Inc.

(signed) Jeffrey A. Pontius
Jeffrey A. Pontius,
President & Chief Executive Officer

Contact Information:	Ryan Ko
Investor Relations
Email: info@corvusgold.com
Phone: 1-844-638-3246 (toll free) or (604) 638-3246

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements and forward-looking information (collectively, “forward-looking statements”) within the meaning of applicable Canadian and US securities legislation. All statements, other than statements of historical fact, included herein including, without limitation, statements regarding the economics and project parameters presented in the PEA, including, without limitation, IRR, all-in sustaining capital costs (AISC), NPV and other costs and economic information, possible events, conditions or financial performance that is based on assumptions about future economic conditions and courses of action; potential expansion of the deposit; the rapid and effective capture of the potential of our Mother Lode project; the potential for new deposits and expected increases in the system’s potential; anticipated content, commencement and cost of exploration programs; anticipated exploration program results and expansion of existing programs; the discovery and delineation of mineral deposits/resources/reserves; the potential to discover additional high grade veins or additional deposits; the growth potential of the Mother Lode and North Bullfrog projects; and the potential for any mining or production at the Mother Lode and North Bullfrog projects, are forward-looking statements. Information concerning mineral resource estimates may be deemed to be forward-looking statements in that it reflects a prediction of the mineralization that would be encountered if a mineral deposit were developed and mined. Although the Company believes that such statements are reasonable, it can give no assurance that such expectations will prove to be correct. Forward-looking statements are typically identified by words such as: believe, expect, anticipate, intend, estimate, postulate and similar expressions, or are those, which, by their nature, refer to future events. The Company cautions investors that any forward-looking statements by the Company are not guarantees of future results or performance, and that actual results may differ materially from those in forward looking statements as a result of various factors, including, but not limited to, variations in the nature, quality and quantity of any mineral deposits that may be located, variations in the market price of any mineral products the Company may produce or plan to produce, the Company's inability to obtain any necessary permits, consents or authorizations required for its activities, the Company's inability to produce minerals from its properties successfully or profitably, to continue its projected growth, to raise the necessary capital or to be fully able to implement its business strategies, and other risks and uncertainties disclosed in the Company’s 2019 Annual Information Form and latest interim Management Discussion and Analysis filed with certain securities commissions in Canada and the Company’s most recent filings with the United States Securities and Exchange Commission (the “SEC”). The Company does not undertake to update any forward-looking statements, except in accordance with applicable securities laws. All of the Company’s Canadian public disclosure filings in Canada may be accessed via www.sedar.com and filings with the SEC may be accessed via www.sec.gov and readers are urged to review these materials, including the technical reports filed with respect to the Company’s mineral properties.

Non-IFRS Measures

The Company has included certain non-IFRS performance measures as detailed below. In the gold mining industry, these are common performance measures but may not be comparable to similar measures presented by other issuers. The Company believes that, in addition to conventional measures prepared in accordance with IFRS, certain investors use this information to evaluate the Company’s performance and ability to generate cash flow. Accordingly, it is intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with IFRS.

Cash Costs per Ounce of Gold – The Company calculates cash costs per ounce by dividing operating expenses per the consolidated statement of operations, net of silver sales by-product revenue, by the gold ounces sold during the applicable period. Operating expenses include mine site operating costs such as mining, processing and administration as well as royalties, however excludes depletion and depreciation and rehabilitation costs.

Sustaining Costs or AISC – The Company defines sustaining costs as the sum of operating cash costs (per above), sustaining capital (capital required to maintain current operations at existing levels), corporate administration costs, sustaining exploration, and rehabilitation accretion and amortization related to current operations. Sustaining costs excludes capital expenditures for significant improvements at existing operations deemed to be expansionary in nature, exploration and evaluation related to growth projects, financing costs, debt repayments, and taxes.

Cautionary Note to US Investors

NI 43-101 is a rule developed by the Canadian Securities Administrators which establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. Unless otherwise indicated, all resource estimates contained in or incorporated by reference in this press release have been prepared in accordance with NI 43-101 and the guidelines set out in the Canadian Institute of Mining, Metallurgy and Petroleum (the “CIM”) Standards on Mineral Resource and Mineral Reserves, adopted by the CIM Council on November 14, 2004 (the “CIM Standards”) as they may be amended from time to time by the CIM.

United States investors are cautioned that the requirements and terminology of NI 43-101 and the CIM Standards differ significantly from the requirements and terminology of the SEC set forth in the SEC’s Industry Guide 7 (“SEC Industry Guide 7”). Accordingly, the Company’s disclosures regarding mineralization may not be comparable to similar information disclosed by companies subject to SEC Industry Guide 7. Without limiting the foregoing, while the terms “mineral resources”, “inferred mineral resources”, “indicated mineral resources” and “measured mineral resources” are recognized and required by NI 43-101 and the CIM Standards, they are not recognized by the SEC and are not permitted to be used in documents filed with the SEC by companies subject to SEC Industry Guide 7. Mineral resources which are not mineral reserves do not have demonstrated economic viability, and US investors are cautioned not to assume that all or any part of a mineral resource will ever be converted into reserves. Further, inferred resources have a great amount of uncertainty as to their existence and as to whether they can be mined legally or economically. It cannot be assumed that all or any part of the inferred resources will ever be upgraded to a higher resource category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of a feasibility study or prefeasibility study, except in rare cases. The SEC normally only permits issuers to report mineralization that does not constitute SEC Industry Guide 7 compliant “reserves” as in-place tonnage and grade without reference to unit amounts. The term “contained ounces” is not permitted under the rules of SEC Industry Guide 7. In addition, the NI 43-101 and CIM Standards definition of a “reserve” differs from the definition in SEC Industry Guide 7. In SEC Industry Guide 7, a mineral reserve is defined as a part of a mineral deposit which could be economically and legally extracted or produced at the time the mineral reserve determination is made, and a “final” or “bankable” feasibility study is required to report reserves, the three-year historical price is used in any reserve or cash flow analysis of designated reserves and the primary environmental analysis or report must be filed with the appropriate governmental authority. The mine economics presented herein and derived from the PEA are preliminary in nature and may not be realized. The PEA is not a feasibility study. U.S. investors are urged to consider closely the disclosure in our latest reports and registration statements filed with the SEC. You can review and obtain copies of these filings at http://www.sec.gov/edgar.shtml. U.S. Investors are cautioned not to assume that any defined resource will ever be converted into SEC Industry Guide 7 compliant reserves.

This press release is not, and is not to be construed in any way as, an offer to buy or sell securities in the United States.